EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2022, with respect to the consolidated financial statements included in the Annual Report of Lucid Group, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of Lucid Group, Inc. on Form S-8 (File No. 333-259794).

/s/ GRANT THORNTON LLP

San Francisco, California
February 28, 2022